Exhibit 10.3

EXECUTION VERSION

EARN-OUT AGREEMENT

This Earn-out Agreement (this “Agreement”) is made and entered into on this 7th day of July, 2016, by and among Resolute Natural Resources Southwest, LLC, a Delaware limited liability company (“Resolute”), and Firewheel Energy, LLC, a Delaware limited liability company (“Firewheel”) (each of Resolute and Firewheel a “Seller” and together, the “Sellers”), and Caprock Permian Processing LLC, a Texas limited liability company (“Caprock Permian”), and Caprock Field Services LLC, a Texas limited liability company (“Caprock Field Services”) (each of Caprock Permian and Caprock Field Services, a “Buyer” and together, the “Buyers”).  Sellers and Buyers are sometimes herein referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Buyers desire to acquire from Sellers certain gas gathering and produced water gathering and disposal facilities located in the Mustang and Appaloosa Areas of Reeves County, Texas (collectively, the “Assets”), as more particularly defined in that certain Purchase and Sale Agreement, dated as of the date hereof among Buyers and Sellers (the “Mustang Purchase Agreement”), and that certain Purchase and Sale Agreement, dated as of the date hereof, between Resolute and Buyers (the “Appaloosa Purchase Agreement”, and collectively, the “Purchase Agreements”);

WHEREAS, upon the closing of the transactions contemplated by the Purchase Agreements, Caprock Permian will enter into a Gas Gathering and Processing Agreement with each of Resolute and Firewheel in the forms attached to the Mustang Purchase Agreement (the “Gas Gathering Agreements”), and Caprock Field Services will enter into a Water Services Agreement with Resolute in the form attached to the Mustang Purchase Agreement (together with the Gas Gathering Agreements, the “Commercial Agreements”); and

WHEREAS, in connection with the transactions contemplated by the Purchase Agreements and the Commercial Agreements, and in accordance with the terms and conditions hereof, Buyers desire to make certain payments to Sellers for wells drilled and completed in the area of the Assets.

AGREEMENTS

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein and in the Purchase Agreements and in the Commercial Agreements, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

1.01Definitions.  Unless defined in this Section 1.01, each capitalized term used herein shall have the meaning given such term in the Mustang Purchase Agreement.

“2018 Roll-over Wells” has the meaning set forth in Section 1.02(a)(iii).

“2019 Roll-over Wells” has the meaning set forth in Section 1.02(a)(v).

“Closing Earn-out Notice” has the meaning set forth in Section 1.02(c).

“Earn-out Notice” has the meaning set forth in Section 1.02(d).

“Earn-out Period” means the period commencing on January 1, 2016 and ending on December 31, 2020.

“Expert” has the meaning set forth in Section 1.02(c).

“Maximum Earn-out Amount” has the meaning set forth in Section 1.02(b).

“Termination Event” means with respect to a Seller, the termination of a Commercial Agreement to which such Seller is a party by a Buyer as a result of a material breach of such Commercial Agreement by such Seller, in each case subject to the applicable termination provisions of such Commercial Agreement.

“Territories” means the Mustang Area, as set forth in Schedule 1.01(b) of the Mustang Purchase Agreement, and the Appaloosa Area, as set forth in Schedule 1.01(b) of the Appaloosa Purchase Agreement.

“Qualified Well” shall mean a gross well meeting the following requirements: (1) is located within the Territories; (2) has a completed horizontal lateral length of no less than 4,000 feet and is capable of producing oil and gas in commercial quantities; and (3) is made available by a Seller for connection for purposes of delivering gas or water to Buyers, as “Gatherer” under the applicable Commercial Agreement, at any of the Receipt Points (as defined in the applicable Commercial Agreement).

1.02Earn-out Payments.

(a)Buyers shall pay to Sellers a payment for each Qualified Well drilled and completed during the Earn-out Period (each such payment, an “Earn-out Payment”) in accordance with the terms of Section 1.02(e) and the following schedule:

(i)For wells drilled and completed during calendar year 2016 or 2017:

1.	$450,000 for each Qualified Well with a completed horizontal lateral length of at least 4,000 feet, but less than 6,600 feet;
2.	$560,000 for each Qualified Well with a completed horizontal lateral length of at least 6,600 feet, but less than 9,000 feet;
3.	$675,000 for each Qualified Well with a completed horizontal lateral length of at least 9,000 feet.

(ii)For wells drilled and completed during calendar year 2018:

1.	$0 for each of the first sixteen (16) Qualified Wells drilled and completed in the Territories during such calendar year;

2.	Beginning with the seventeenth (17th) Qualified Well drilled and completed in the Territories during such calendar year:
•	$925,000 for each Qualified Well with a completed horizontal lateral length of at least 4,000 feet, but less than 6,600 feet;
•	$1,150,000 for each Qualified Well with a completed horizontal lateral length of at least 6,600 feet, but less than 9,000 feet; and
•	$1,385,000 for each Qualified Well with a completed horizontal lateral length of at least 9,000 feet.

(iii)If 20 or fewer Qualified Wells are drilled and completed in the Territories in calendar year 2018, and Resolute so elects, up to four (4) Qualified Wells may be rolled over for drilling and completion in the Territories in calendar year 2019 (the “2018 Roll-over Wells”). For the 2018 Roll-over Wells drilled and completed in the Territories during such calendar year:

•	$850,000 for each Qualified Well with a completed horizontal lateral length of at least 4,000 feet, but less than 6,600 feet;
•	$1,050,000 for each Qualified Well with a completed horizontal lateral length of at least 6,600 feet, but less than 9,000 feet; and
•	$1,275,000 for each Qualified Well with a completed horizontal lateral length of at least 9,000 feet.

(iv)For wells drilled and completed during calendar year 2019 following the drilling and completion of all 2018 Roll-over Wells, if any:

1.	$0 for each of the first sixteen (16) Qualified Wells drilled and completed in the Territories during such calendar year;
2.	Beginning with the seventeenth (17[t]h) Qualified Well drilled and completed in the Territories during such calendar year:
•	$925,000 for each Qualified Well with a completed horizontal lateral length of at least 4,000 feet, but less than 6,600 feet;
•	$1,150,000 for each Qualified Well with a completed horizontal lateral length of at least 6,600 feet, but less than 9,000 feet; and

•	$1,385,000 for each Qualified Well with a completed horizontal lateral length of at least 9,000 feet.

(v)If 20 or fewer Qualified Wells were drilled and completed in the Territories in calendar year 2019, and Resolute so elects, up to four (4) Qualified Wells may be rolled over for drilling and completion in the Territories in calendar year 2020 (the “2019 Roll-over Wells”). For the 2019 Roll-over Wells drilled and completed in the Territories during such calendar year:

•	$850,000 for each Qualified Well with a completed horizontal lateral length of at least 4,000 feet, but less than 6,600 feet;
•	$1,050,000 for each Qualified Well with a completed horizontal lateral length of at least 6,600 feet, but less than 9,000 feet; and
•	$1,275,000 for each Qualified Well with a completed horizontal lateral length of at least 9,000 feet.

If a Qualified Well is spud during a particular calendar year and is completed in the ordinary course following the end of such year (but in any event is completed within four months of the end of drilling), such well shall be deemed to have been drilled and completed in the calendar year in which it was spud for purposes of determining the applicable Earn-out Payment.

(b)The aggregate Earn-out Payments payable pursuant to this Agreement shall not exceed $60,000,000 (the “Maximum Earn-out Amount”). Subject to the last sentence of Section 1.02(a) above, no Earn-out Payments shall be payable for Qualified Wells drilled and completed after December 31, 2020 or prior to the Closing Date; provided, however, that regardless of spud date, Qualified Wells drilled and completed during the 2016 calendar year shall include all wells drilled and completed by Resolute beginning with the Jolly 1201BH well (which well is located within the Mustang Area).

(c)At least five (5) Business Days prior to the Closing, Resolute shall provide written notice to Buyers Representative of the number of Qualified Wells drilled and completed since January 1, 2016 (beginning with the Jolly 1201BH well referenced above) but prior to Closing and the Earn-out Payments that are due with respect to such Qualified Wells (the “Closing Earn-out Notice”) which shall include a copy of the completion report for each applicable Qualified Well.  In the event Buyers Representative disagrees with the information contained in the Closing Earn-out Notice, Resolute and Buyers Representative shall attempt to resolve such dispute prior to Closing.  Any amount of Earn-out Payments agreed or resolved prior to Closing, shall be paid to the Sellers in accordance with Section 3.01 of the Purchase Agreements.  If Buyers Representative and Resolute are not able to resolve any dispute prior to Closing, Resolute and Buyers Representative shall mutually engage an independent, third party expert with at least ten (10) years’ experience in the operation of Wells (the “Expert”) to resolve the dispute, which determination shall be final and binding on the Parties.  Upon resolution of such dispute, any applicable Earn-out Payments shall be paid in accordance with subsection (f) below.

(d)Within ten (10) Business Days following the end of each calendar quarter during the Earn-out Period after the Closing, Resolute shall provide written notice to Buyers Representative of the number of Qualified Wells drilled and completed during such calendar quarter (not including any Qualified Well included in the Closing Earn-out Notice) and the Earn-out Payments that are due with respect to such Qualified Wells (each, an “Earn-out Notice”) which shall include a copy of the completion report for each applicable Qualified Well.  In the event Buyers Representative disagrees with the information contained in any Earn-out Notice, Resolute and Buyers Representative shall mutually engage an Expert to resolve the dispute, which determination shall be final and binding on the Parties.

(e)In the case of subsections (c) and (d) above, both Buyers Representative and Resolute shall provide the Expert with access to their applicable records and facilities in order to make such determination.  In both cases, the costs and expenses of the Expert incurred in connection with such determination shall be borne solely by the losing Party.

(f)Within fifteen (15) Business Days of receipt of each Earn-out Notice, Buyers shall, to the extent such Earn-out Payments set forth therein are not disputed, or within fifteen (15) Business Days of the resolution of disputed Earn-out Payments pursuant to the preceding subsection (c) or (d), pay the Earn-out Payments set forth in the Earn-out Notice to Sellers by wire transfer of immediately available funds to the account designated in writing by Sellers.  The Earn-out Payments shall be treated as an adjustment to the Purchase Price under the Mustang Purchase Agreement or Appaloosa Purchase Agreement, as applicable, for all U.S. federal and applicable state income Tax purposes, unless otherwise required by applicable Legal Requirement.  In no event shall the aggregate Earn-out Payments exceed the Maximum Earn-out Amount.

(g)For the purpose of calculating the number of Qualified Wells drilled and completed in any particular year and the amount of the Earn-out Payments earned, all Qualified Wells drilled in the Territories shall be aggregated and applied to the calculations set forth in Section 1.02(a) above.  With respect to Earn-out Payments earned as a result of the drilling and completion of a Qualified Well in the Appaloosa Area, one hundred percent (100%) shall be paid to Resolute in accordance with this Agreement.  With respect to Earn-out Payments earned as a result of the drilling and completion of a Qualified Well in the Mustang Area, sixty percent (60%) of the amount of the Earn-out Payment shall be paid to Resolute, and forty percent (40%) of the amount of the Earn-out Payment shall be paid to Firewheel. Each Earn-out Payment shall be made 50% by Caprock Permian and 50% by Caprock Field Services.

1.03Termination or Suspension of Earn-out Payments.

(a)If the Purchase Agreements are terminated prior to Closing pursuant to their terms, this Agreement shall automatically terminate and no Earn-out Payments shall be due or payable by Buyers and Sellers shall have no claim therefor.

(b)Buyers Representative shall promptly notify Sellers of the occurrence of a Termination Event, and, upon such notice, may immediately terminate any Earn-out Payment or any other prospective obligation of Buyers under this Agreement, in each case, solely with respect to the Seller affected by such Termination Event.

(c)Subject to the temporary or permanent release, curtailment and force majeure and other relevant provisions of the Commercial Agreements, upon and continuing during the failure of a Seller, as Producer (as defined in a Commercial Agreement), to for any reason make available for delivery any material quantity of gas or water to Gatherer that is required to be delivered under the applicable Commercial Agreement,  and provided that Buyers have provided written notice to such Seller of such failure, the Buyers shall not be obligated to pay to such Seller any amounts due to such Seller hereunder with respect to any Qualified Well upon and during the continuation of such failure, but upon such Seller’s cure of such failure, Buyers shall promptly pay to Seller any such amounts withheld with respect to such Qualified Wells. For the avoidance of doubt, the failure of one Seller to make available for delivery any material quantity of gas or water to Gatherer that is required to be delivered under the applicable Commercial Agreement during the Earn-out Period shall not affect the right of the other Seller to receive the payments due hereunder with respect to such Qualified Well; provided, however, that if Resolute fails to make available for delivery any material quantity of water to Gatherer that is required to be delivered under the Resolute Water Services Agreement, that failure shall also be deemed a failure of Firewheel.

1.04Offset.  The provisions of Section 11.02(b) of the Mustang Purchase Agreement are incorporated herein by reference and the Parties agree that such provisions shall apply to the terms of this Agreement.

1.05Other Agreements. The Parties agree that:

(a)they intend for the terms of this Agreement, and the covenants and obligations of Buyers to pay the Earn-out Payments pursuant to the terms hereof, to constitute covenants attaching, touching, concerning, and running with the land;

(b)in the event of a bankruptcy of either Buyer or both Buyers, this Agreement shall not to be deemed to be an executory contract or subject to rejection by either Buyer; and

(c)this Agreement and the terms hereof shall be deemed to be integrated into the Commercial Agreements and shall not be severable therefrom.

1.06Miscellaneous. The provisions of Article XI of the Mustang Purchase Agreement (other than Section 11.05, 11.15 and 11.16) are incorporated herein by reference, and, for the purposes hereof, references to the “Agreement” in such provisions shall be deemed to be references to this Agreement.

1.07Assignment.  This Agreement may not be assigned by any Party, in whole or in part, without the prior written consent of the other Parties, such consent not to be unreasonably withheld; provided, however that, any Party may assign this Agreement without the consent of the other Parties to any Affiliate of the assigning Party, or in connection with the sale or other transfer of (i) all or substantially all of a Seller’s interest in the Leases, Existing Wells or Subsequent Wells (each, as defined in the Commercial Agreements) by a Seller, or (ii) all or substantially all of Gatherer’s System (as defined in the Commercial Agreements) by Buyers; and provided, further, that any assignment of this Agreement shall extend to and be binding on the Parties, their successors and assigns, including, without limitation, any subsequent assignees of Sellers’ interests in the Leases and Wells or any subsequent assignees of Gatherer’s System.  Without limiting the foregoing, neither Seller shall assign any of its interests in the Leases, Wells, gas or water dedicated and committed to the Commercial Agreements unless the assignee (or assignees) executes a joinder to this Agreement by which such assignee (or assignees) expressly assumes the rights, obligations and liabilities of the assignor under this Agreement.  Similarly without limiting the foregoing, Buyers shall not assign any of its interests in Gatherer’s System (as defined in the Commercial Agreements) unless the assignee (or assignees) executes a joinder to this Agreement by which such assignee (or assignees) expressly assumes the rights, obligations and liabilities of the assignor under this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first set forth above.

SellerS:

Resolute Natural Resources Southwest, LLC

By: /s/ James M. Piccone
Name: James M. Piccone
Title: President

Firewheel Energy, LLC

By: /s/ Kyle Kafka
Name: Kyle Kafka
Title: Manager

BUYERS:

Caprock Permian Processing LLC

By: /s/ Michael Forbau
Name: Michael Forbau
Title: Chief Executive Officer

Caprock Field Services LLC

By: /s/ Michael Forbau
Name: Michael Forbau
Title: Chief Executive Officer

[Signature Page to Earn-out Agreement]